Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended September 30			Nine months ended September 30
(In millions, Unaudited)	2011	2010	V %	2011	2010	V %

Revenues
Revenues from services	$11,116	$11,061		$34,869	$34,187
Sales of goods	32	40		116	489
Total revenues	11,148	11,101	–%	34,985	34,676	1%

Costs and expenses
Costs of sales, operating and administrative expenses	4,973	5,393		15,289	16,554
Interest	3,557	3,565		10,721	10,892
Investment contracts, insurance losses and insurance
annuity benefits	27	36		81	109
Provision for losses on financing receivables	1,020	1,637		2,988	5,824
Total costs and expenses	9,577	10,631	(10)%	29,079	33,379	(13)%

Earnings from continuing operations before
income taxes	1,571	470	F	5,906	1,297	F
Benefit (provision) for income taxes	(66)	366		(890)	825
Earnings from continuing operations	1,505	836	80%	5,016	2,122	F

Earnings (loss) from discontinued operations,
net of taxes	2	(1,051)		277	(1,501)

Net earnings (loss)	1,507	(215)	F	5,293	621	F

Less net earnings (loss) attributable to
noncontrolling interests	38	18		89	(9)
Net earnings (loss) attributable to GECC	$1,469	$(233)	F	$5,204	$630	F

Amounts attributable to GECC:
Earnings from continuing operations	$1,467	$818	79%	$4,927	$2,131	F
Earnings (loss) from discontinued operations, net of taxes	2	(1,051)		277	(1,501)
Net earnings (loss) attributable to GECC	$1,469	$(233)	F	$5,204	$630	F

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General Electric Capital Corporation
Summary of Operating Segments

	Three months ended September 30				Nine months ended September 30
(In millions, Unaudited)	2011	2010	V	%	2011	2010	V	%

Revenues
Commercial Lending and Leasing (CLL)	$4,512	$4,551	(1)%		$13,786	$13,651	1%
Consumer	4,032	4,097	(2)%		13,035	12,840	2%
Real Estate	935	953	(2)%		2,834	2,888	(2)%
Energy Financial Services	221	291	(24)%		931	1,677	(44)%
GE Capital Aviation Services (GECAS)	1,265	1,321	(4)%		3,917	3,819	3%
Total segment revenues	10,965	11,213	(2)%		34,503	34,875	(1)%
GECC corporate items and eliminations	183	(112)	F		482	(199)	F
Total Revenues	$11,148	$11,101	–%		$34,985	$34,676	1%

Segment profit
CLL	$688	$443	55%		$1,943	$987	97%
Consumer	737	773	(5)%		2,976	1,977	51%
Real Estate	(82)	(405)	80%		(775)	(1,332)	42%
Energy Financial Services	79	55	44%		330	334	(1)%
GECAS	208	158	32%		835	763	9%
Total segment profit	1,630	1,024	59%		5,309	2,729	95%
GECC corporate items and eliminations	(163)	(206)	21%		(382)	(598)	36%
Earnings from continuing operations
attributable to GECC	1,467	818	79%		4,927	2,131	F
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	2	(1,051)	F		277	(1,501)	F
Net earnings (loss) attributable to GECC	$1,469	$(233)	F		$5,204	$630	F

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General Electric Capital Corporation
Condensed Statement of Financial Position

	September 30,	December 31,
(In billions, Unaudited)	2011	2010

Assets
Cash & marketable securities	$99.8	$77.5
Inventories	–	0.1
Financing receivables - net	293.7	312.2
Property, plant & equipment - net	52.3	53.7
Goodwill & intangible assets	29.4	29.4
Other assets	92.9	92.7
Assets of businesses held for sale	3.1	3.1
Assets of discontinued operations	1.5	12.4

Total assets	$572.7	$581.1

Liabilities and equity
Borrowings and bank deposits	$451.6	$465.3
Investment contracts, insurance liabilities and insurance annuity benefits	4.9	5.8
Other liabilities	32.8	33.1
Liabilities of businesses held for sale	1.8	0.6
Liabilities of discontinued operations	1.3	2.2
GECC shareowner's equity	79.1	72.9
Noncontrolling interests	1.2	1.2

Total liabilities and equity	$572.7	$581.1

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